Exhibit 99.1

MGT Enters Joint Venture to Develop and Market Secure Mobile Phone

DURHAM, N.C., May 5, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTC: MGTI) announced today that it has entered into a joint venture partnership with Nordic IT Sourcing Association Venture Partners to develop and market the world’s most secure mobile phone. The partnership agreement specifies an initial 50-50 equity split, prior to expected third party investment (however, there can be no assurance of such investment). The joint venture is called JMPP Oy and will be domiciled in Helsinki, Finland. MGT is responsible for designing, engineering and testing a state of the art cell phone with privacy features that stay one step ahead of hackers and eavesdroppers. Nordic IT is responsible for sourcing strategic partners to manufacture and assemble the phone, as well as responsibility for sales and marketing.

Alexander Reay, President of Nordic IT, will be Chief Executive Officer of the venture, with John McAfee appointed Board Chairman. JMPP expects to release a prototype by the end of 2017, with commercial availability at the Mobile World Congress conference in Barcelona in February 2018. The phone will feature hardware “kill switching” for various functions to empower the user to protect his privacy. For example, a bank of switches will allow physical disconnection of the battery, WiFi, Bluetooth, geolocation, and the camera and microphone. Other enhancements to traditional cell phone offerings will include anonymous web browsing and more secure email and text functionality.

John McAfee stated, “The phone will not be hack proof but it does give the user enormous power over his or her privacy and it will be light years ahead of the many other phones on the market claiming to be secure. Over time, future versions will be as hack proof as humanly possible.”

JMPP Oy began offering pre-order vouchers on the MGT website several days ago to allow prospective purchasers to reserve earliest delivery positions for the privacy phone when released. The first 100 purchasers are also entitled to a device hand-signed by John McAfee. While the company will honor and fulfill all vouchers purchased to date, it has decided to discontinue presales due to overwhelming demand. Mr. McAfee added, “While I am flattered at the outpouring of support, the truth of the matter is we are a small company and cannot devote our limited human resources to this marketing task. Those who pre-ordered the phone expected information and support that is frankly beyond our current capabilities. This phone will be the product of thoughtful and leading edge engineering, not hype. As design and production advance, we can reconsider a pre-sale reservation method.”

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTC: MGTI) is in the process of acquiring and developing a diverse portfolio of cyber security technologies. With industry pioneer John McAfee at its helm, MGT is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector, is scheduled to be released by the end of June 2017.

Also as part of its corporate efforts in secure technologies, MGT is growing its capacity in mining Bitcoin. Currently at 5.0 PH/s, the Company’s facility in WA state produces about 100 Bitcoins per month, ranking it as one of the largest U.S. based Bitcoin miners. Further, MGT is in active discussions with financial partners to grow Bitcoin output materially.

Lastly, MGT stockholders have voted to change the corporate name of MGT to “John McAfee Global Technologies, Inc.” Following a dispute over ownership and permitted usage of the name McAfee, The Company and Intel have agreed to a mediation process to avoid unnecessary legal costs.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci.

About the Nordic IT Association

Nordic IT is a Member Organization and Disruption Think-tank in the Nordic region. As the only dedicated IT sourcing association covering the Nordic IT sourcing industry, its focus is on various aspects of IT sourcing and creating solutions for IT professionals throughout the Nordic region. Combining thought leadership forums and learning programs with a centric on-line knowledge pool, it covers all areas of IT and technology sourcing. The Association’s core mission is to foster innovation, continuous improvement and better business outcomes on behalf of its members.

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact
Tiffany Madison
Director of Corporate Communications
MGT Capital Investments, Inc.
tmadison@mgtci.com
469.730.6703

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SOURCE MGT Capital Investments, Inc.

Released May 5, 2017